As filed with the Securities and Exchange Commission on August 11, 2006
Registration No. 333-124858
462(b) Registration No. 333-134506

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mariner Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1311	86-0460233
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
(713) 954-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Teresa Bushman
Vice President and General Counsel
Mariner Energy, Inc.
One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
(713) 954-5505
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kelly B. Rose Baker Botts L.L.P. One Shell Plaza 910 Louisiana Houston, Texas 77002 (713) 229-1796	Brian J. Lynch, Esq. Robert A. Welp, Esq. Hogan & Hartson L.L.P. 8300 Greensboro Drive, Suite 1100 McLean, Virginia 22102 (703) 610-6100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
EXPLANATORY NOTE
     This Post-Effective Amendment No. 3 to the Registration Statement incorporates by reference the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as filed with the Securities and Exchange Commission on August 11, 2006, and the Registrant’s Current Reports on Form 8-K as filed with the Securities and Exchange Commission on June 9, 2006, June 29, 2006, July 18, 2006 and August 7, 2006.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED AUGUST 11, 2006
Filed pursuant to Rule 424(b)(3)
Registration No. 333-124858
PROSPECTUS
35,615,400 Shares
Common Stock

         This prospectus relates to up to 35,615,400 shares of the common stock of Mariner Energy, Inc., which may be offered for sale by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity placements. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.
      We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. Shares of our common stock are listed on the New York Stock Exchange under the symbol “ME.” On August 10, 2006, the closing price of our common stock as reported on the New York Stock Exchange was $18.12 per share. Please read “Plan of Distribution.”

      Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference herein, for a discussion of certain risk factors that you should consider before investing in our common stock.

      You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
      Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.
      Upon completion of this offering, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.
      We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Please read “Incorporation by Reference.” You should only rely on the information contained in this prospectus and incorporated by reference in it. We have not authorized anyone to provide you with any additional information.

(i)

INCORPORATION BY REFERENCE
      We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 31, 2006;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 12, 2006;

•	Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 11, 2006; and

•	Our current report on Form 8-K/A filed with the SEC on March 31, 2006 and our current reports on Form 8-K filed with the SEC on April 4, 2006, April 13, 2006, April 25, 2006, May 3, 2006, May 10, 2006, June 9, 2006, June 29, 2006, July 18, 2006 and August 7, 2006.

      Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Telephone Number: (713) 954-5500
Attention: General Counsel

(ii)

SUMMARY

      This summary highlights information contained herein and incorporated by reference in this prospectus. It is not complete and does not contain all of the information you may wish to consider before investing in the shares. We urge you to read this entire prospectus and the information incorporated herein by reference carefully, including the “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein and the financial statements incorporated by reference in this prospectus. References to “Mariner,” “the Company,” “we,” “us,” and “our” refer to Mariner Energy, Inc. The estimates of our proved reserves as of December 31, 2005, 2004 and 2003 included or incorporated by reference in this prospectus are based on reserve reports prepared by Ryder Scott Company, L.P., independent petroleum engineers (“Ryder Scott”). We have provided definitions for some of the industry terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” beginning on page 29 of this prospectus. References to “pro forma” and “on a pro forma basis” mean on a pro forma basis, giving effect to our merger with Forest Energy Resources, Inc. which was completed on March 2, 2006, as if this merger had occurred on the applicable date of determination or on the first day of the applicable period. The unaudited pro forma information incorporated by reference in this prospectus has been derived from and should be read together with the historical consolidated financial statements of Mariner and the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not include all of the costs of doing business. The pro forma information is for illustrative purposes only. The financial results may have been different had the Forest Gulf of Mexico operations been an independent company and had the companies always been combined. You should not rely on the pro forma financial information as being the historical results that would have been achieved had the merger occurred in the past or the future financial results that Mariner will achieve after the merger.
Our Company
      Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico, both shelf and deepwater, and in the Permian Basin in West Texas. Our management has significant expertise and a successful operating track record in these areas. In the three-year period ended December 31, 2005, we added approximately 280 Bcfe of proved reserves and produced approximately 100 Bcfe, while deploying approximately $475 million of capital on acquisitions, exploration and development.
      Our primary operating strategy is to generate high-quality exploration and development projects, which enables us to add value through the drill bit. Our expertise in project generation also facilitates our participation in high-quality projects generated by other operators. We will also pursue acquisitions of producing assets that have the potential to provide acceptable risk-adjusted rates of return and further reserve additions through exploration, exploitation, and development opportunities. We target a balanced exposure to development, exploitation and exploration opportunities, both offshore and onshore and seek to maintain a moderate risk profile.
      On March 2, 2006, we completed a merger transaction with Forest Energy Resources, Inc., which we refer to as Forest Energy Resources. As a result of this merger, we acquired the offshore Gulf of Mexico operations of Forest Oil Corporation (NYSE: FST), which we refer to as the Forest Gulf of Mexico operations. We refer to Forest Oil Corporation as Forest.
      As of December 31, 2005, we had 338 Bcfe of estimated proved reserves, of which approximately 62% were natural gas and 38% were oil and condensate. Pro forma for the merger transaction, as of December 31, 2005, we had 644 Bcfe of estimated proved reserves, of which approximately 68% were natural gas and 32% were oil and condensate. Our production for 2005 was approximately 29 Bcfe, or 80 MMcfe per day on average, and 95 Bcfe, or 260 MMcfe per day on average, pro forma for the merger, including the negative impact approximately 15-20 Bcfe of production lost due to Hurricanes Katrina and Rita.
      The following table sets forth certain information with respect to our estimated proved reserves, production and acreage by geographic area as of December 31, 2005. Reserve volumes and values were determined under the method prescribed by the SEC which requires the application of period-end prices and costs held constant throughout the projected reserve life. Proved reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for undeveloped acreage. The proved reserve estimates represent our net revenue interest in our properties. The reserve information for Mariner as of December 31, 2005 is based on estimates made in a reserve report prepared by Ryder Scott Company, L.P., independent petroleum engineers (“Ryder Scott”).

					Production for
	Estimated Proved				Year Ended
	Reserve Quantities				December 31,
					2005
		Natural		Total
	Oil	Gas	Total	Net	(Natural Gas
Geographic Area	(MMbbls)	(Bcf)	(Bcfe)	Acreage	Equivalent (Bcfe))

West Texas Permian Basin	16.7	105.5	205.5	31,199	6.6
Gulf of Mexico Deepwater(1)	4.7	83.2	111.1	185,271	11.8
Gulf of Mexico Shelf(2)	0.3	19.0	21.0	124,180	10.7

Total	21.7	207.7	337.6	340,650	29.1
Proved Developed Reserves	9.6	110.0	167.4

(1)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).

(2)	Shelf refers to water depths less than 1,300 feet and includes an insignificant amount of Gulf Coast onshore properties.
      The following table sets forth certain information with respect to our pro forma estimated proved reserves, production and acreage by geographic area as of December 31, 2005. The reserve information as of December 31, 2005 for the Forest Gulf of Mexico operations is based on estimates made by internal staff engineers of Forest, which estimates were audited by Ryder Scott. This information is presented on a pro forma basis, giving effect to our merger with Forest Energy Resources as though it had been consummated on December 31, 2005. We consummated the merger on March 2, 2006.

	Pro Forma				Pro Forma
	Estimated Proved				Production for
	Reserve Quantities				Year Ended
					December 31,
				Pro Forma	2005
		Natural		Total
	Oil	Gas	Total	Net	(Natural Gas
Geographic Area	(MMbbls)	(Bcf)	(Bcfe)	Acreage	Equivalent (Bcfe))

West Texas Permian Basin	16.7	105.5	205.5	31,199	6.6
Gulf of Mexico Deepwater(1)	4.8	95.7	124.5	241,320	14.0
Gulf of Mexico Shelf(2)	12.7	237.6	313.7	652,086	74.3

Total	34.2	438.8	643.7	924,605	94.9
Proved Developed Reserves	18.4	252.1	362.3

(1)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).

(2)	Shelf refers to water depths less than 1,300 feet and includes an insignificant amount of Gulf Coast onshore properties.

Our Strategy and Our Competitive Strengths
Our Strategy
      The principal elements of our operating strategy include:
      Generate and pursue high-quality prospects. We expect to continue our strategy of growth through the drill bit by continuing to identify and develop high-impact shelf, deep shelf and deepwater projects in the Gulf of Mexico. Our technical team has significant expertise and a successful track record of achieving growth by generating prospects internally, and selectively participating in prospects generated by other operators. We believe the Gulf of Mexico is an area that offers substantial growth opportunities, and our acquisition of the Forest Gulf of Mexico operations has more than doubled our existing undeveloped acreage position in the Gulf, providing numerous additional exploration, exploitation and development opportunities.
      Maintain a moderate risk profile. We seek to manage our risk profile by targeting a balanced exposure to development, exploitation and exploration opportunities. For example, we intend to continue to develop and seek to expand our West Texas assets, which contribute stable cash flows and long-lived reserves to our portfolio as a counterbalance to our high-impact, high-production Gulf of Mexico assets. We also seek to mitigate and diversify our risk in drilling projects by selling partial or entire interests in projects to industry partners or by entering into arrangements with industry partners in which they agree to pay a disproportionate share of drilling costs and to compensate us for expenses incurred in prospect generation. We also enter into trades or farm-in transactions whereby we acquire interests in third-party generated prospects, thereby gaining exposure to a greater number of prospects. We expect more opportunities to participate in these prospects in the future, as a result of the scale and increased cash flow from the Forest Gulf of Mexico operations.
      Pursue opportunistic acquisitions. Until 2005, we grew our reserves primarily through the drill bit. However, in 2005 we added significant proved reserves through onshore acquisitions in West Texas. As part of our growth strategy, we will seek to continue to acquire producing assets that have the potential to provide acceptable risk-adjusted rates of return and further reserve additions through exploration, exploitation and development opportunities.
Our Competitive Strengths
      We believe our core resources and strengths include:
      Our high-quality assets with geographic and geological diversity. Our assets and operations are diversified among the Gulf of Mexico, including shelf, deep shelf and deepwater, and the Permian Basin in West Texas. Our asset portfolio provides a balanced exposure to long-lived West Texas reserves, Gulf of Mexico shelf growth opportunities and high-impact deepwater prospects.
      Our large inventory of prospects. We believe we have significant potential for growth through the development of our existing asset base. The acquisition of the Forest Gulf of Mexico operations more than doubled our undeveloped acreage position in the Gulf of Mexico to approximately 450,000 net acres and increased our total net leasehold acreage offshore to nearly one million acres, providing numerous exploration, exploitation and development opportunities. As of August 1, 2006, we have an inventory of approximately 900 drilling locations in West Texas, which we believe would require approximately six years to drill at our current rate. These include approximately 440 locations pertaining to 100 Bcfe of estimated net proved undeveloped reserves and 460 other locations.
      Our successful track record of finding and developing oil and gas reserves. We have demonstrated our expertise in finding and developing additional proved reserves. In the three-year period ended December 31, 2005, we deployed approximately $475 million of capital on acquisitions, exploration and development, while adding approximately 280 Bcfe of proved reserves and producing approximately 100 Bcfe.

      Our depth of operating experience. Our team of 37 geoscientists, engineers, geologists and other technical professionals and landmen as of August 1, 2006 average more than 20 years of experience in the exploration and production business (including extensive experience in the Gulf of Mexico), much of it with major oil companies. The addition of experienced Forest personnel to Mariner’s team of technical professionals has further enhanced our ability to generate and maintain an inventory of high-quality drillable prospects and to further develop and exploit our assets. Mariner’s technical team has also proven to be an effective and efficient operator in West Texas, as evidenced by our successful production and reserve growth there in recent years.
      Our technology and production techniques. Our team of geoscientists currently has access to seismic data from multiple, recent vintage 3-D seismic databases covering more than 6,600 blocks in the Gulf of Mexico that we intend to continue to use to develop prospects on acreage being evaluated for leasing and to develop and further refine prospects on our expanded acreage position. We also have extensive experience and a successful track record in the use of subsea tieback technology to connect offshore wells to existing production facilities. This technology facilitates production from offshore properties without the necessity of fabrication and installation of platforms and top side facilities that typically are more costly and require longer lead times. We believe the use of subsea tiebacks in appropriate projects enables us to bring production online more quickly, makes target prospects more profitable and allows us to exploit reserves that may otherwise be considered non-commercial because of the high cost of infrastructure. In the Gulf of Mexico, in the three years ended December 31, 2005, we were directly involved in 14 projects (five of which we operated) utilizing subsea tieback systems in water depths ranging from 475 feet to more than 6,700 feet.
Corporate Information
      We were incorporated in August 1983 as a Delaware corporation. We have three subsidiaries, Mariner Energy Resources, Inc., a Delaware corporation, Mariner LP LLC, a Delaware limited liability company, and Mariner Energy Texas LP, a Delaware limited partnership. Our principal executive office is located at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. Our telephone number is (713) 954-5500.
The Offering

Common stock offered by selling stockholders	35,615,400 shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “ME.”

Common stock split	Unless specifically indicated or the context requires otherwise, the share and per share information of this offering gives effect to a 21,556.61594 to 1 stock split, which was effected on March 3, 2005.

Dividend Policy	We do not expect to pay dividends in the near future.
Risk Factors
      You should carefully consider all of the information contained in or incorporated by reference into this prospectus prior to investing in the common stock. In particular, we urge you to carefully consider the information under “Risk Factors” incorporated by reference into this prospectus so that you understand the risks associated with an investment in our company and the common stock. These risks include the following:

•	Oil and natural gas prices are volatile, and a decline in oil and natural gas prices would affect significantly our financial results and impede our growth.

•	Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the quantities and present value of our reserves.

•	Unless we replace our oil and natural gas reserves, our reserves and production will decline.

•	Relatively short production periods or reserve life for Gulf of Mexico properties subject us to higher reserve replacement needs and may impair our ability to replace production during periods of low oil and natural gas prices.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      Various statements contained in or incorporated by reference into this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus, and elsewhere in this prospectus. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	risks arising out of our hedging transactions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	environmental liabilities;

•	developments in oil-producing and natural gas-producing countries;

•	uninsured or underinsured losses in our oil and natural gas operations;

•	risks related to our level of indebtedness;

•	the merger, including strategic plans, expectations and objectives for future operations, and the realization of expected benefits from the transaction; and

•	disruption from the merger making it more difficult to manage Mariner’s business.

USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.

DILUTION
      Our net tangible book value as of June 30, 2006 was $10.70 per share of common stock. Net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the 86,243,379 shares of our common stock that were outstanding on June 30, 2006. Investors who purchase our common stock in this offering may pay a price per share that exceeds the net tangible book value per share of our common stock. If you purchase our common stock from the selling stockholders identified in this prospectus, you will experience immediate dilution of $7.67 in the net tangible book value per share of our common stock assuming a sale price of $18.37 per share, representing the closing price per share on the New York Stock Exchange on June 30, 2006. The following table illustrates the per share dilution to new investors purchasing shares from the selling stockholders identified in this prospectus:

Assumed offering price per share		$18.37
Net tangible book value per share at June 30, 2006	$10.70
Increase per share attributable to new investors	-0-
Net tangible book value per share after this offering		10.70

Dilution per share to new investors		7.67

      The foregoing discussion and table are based upon the number of shares actually issued and outstanding as of June 30, 2006. As of June 30, 2006, we had options outstanding to purchase an aggregate 866,008 shares of common stock at a weighted average exercise price of approximately $13.77 per share, 362,470 of which were exercisable as of June 30, 2006. To the extent the market value of our shares is greater than $13.77 per share and any of these outstanding options are exercised, there may be further dilution to new investors.
DIVIDEND POLICY
      We do not expect to pay dividends in the near future. Our credit facility contains restrictions on the payment of dividends to stockholders.

SELLING STOCKHOLDERS
      This prospectus covers shares currently owned by an affiliate of our former sole stockholder as well as shares sold in our private equity placement in March 2005. Some of the shares sold in the private equity placement were sold directly to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, we and our former sole stockholder sold shares to FBR, who acted as initial purchaser and sole placement agent in the offering. FBR sold the shares it purchased from us and our sole stockholder in transactions exempt from the registration requirements of the Securities Act to persons that it reasonably believed were “qualified institutional buyers,” as defined by Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act. An affiliate of our former sole stockholder, the selling stockholders who purchased shares from us or FBR in the private equity placement and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. Some of the shares reflected in the following table were issued as restricted stock to our employees pursuant to our Equity Participation Plan.
      The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.
      The table below has been prepared based upon the information furnished to us by the selling stockholders as of August 7, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read “Plan of Distribution.”
      Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

ACON E&P, LLC(1)	1,895,630	2.20%
ACON Investments LLC(2)	1,509,577	1.75%
Acorn Overseas Securities Co	2,600	*
Alexander, Leslie	570,000	*
Alexandra Global Master Fund, Ltd	300,000	*
Alexis A. Shehata-Personal Portfolio	1,840	*
Allied Funding, Inc.	17,000	*
America	40,000	*
Anderson, William J.(3)	22,673	*
Anima S.G.R.P.A.	112,000	*
Anita L. Rankin Revocable Trust-U/ A DTD 4/28/1995-Anita L. Rankin, TTEE	380	*
Ann K. Miller-Personal Portfolio	6,300	*
Anne Marie Romer-Personal Portfolio	1,290	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Anthony L. Kremer Revocable Living Trust-U/ A DTD 1/27/1998-Anthony L. Kremer TTEE	1,000	*
Anthony L. Kremer-IRA	1,010	*
Atlas (QP), LP	5,550	*
Atlas Capital ID Fund LP	875	*
Atlas Capital (Q.P.), L.P.	50,809	*
Atlas Capital Master Fund Ltd.	107,846	*
Atlas Master Fund	10,920	*
Auto Disposal Systems-401(k)-All Cap Value Account	650	*
Auto Disposal Systems-401(k)-Balanced 60 Account	480	*
Auto Disposal Systems-401(k)-Small Cap Value Account	850	*
Aviation Sales Inc.-401(k) Profit Sharing Plan-Rick J. Penwell TTEE	1,470	*
Axia Offshore Partners, LTD	9,315	*
Axia Partners Qualified, LP	95,739	*
Axia Partners, LP	42,136	*
Baker-Hazel Funeral Home, Inc.-401(k) Plan	550	*
Baker-Hazel Funeral Home-Corporate Investment Fund	330	*
Banks, Michael R.(3)	7,935	*
Basso Fund Ltd.	21,100	*
Basso Multi-Strategy Holding Fund Ltd	78,700	*
Basso Private Opportunities Holding Fund Ltd.	40,800	*
BBT Fund, L.P.	505,811	*
BBVA	321,429	*
Beach, Patrick & Christine JTWROS	6,666	*
Bear Stearns Sec. Corp. Cust. FBO Emerson Partners	50,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson IRA R/O II	720,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson Roth IRA	420,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson	186,000	*
Belmont, Francis E	1,500	*
Bennett Family LLC	2,000	*
Benny L. & Alexandra P. Tumbleston JT WROS	1,890	*
Bermuda Partners, LP	33,000	*
Black Sheep Partners, LLC	44,150	*
BLT Enterprises, LLLP-Partnership	1,100	*
Blueprint Partners, L.P.	20,000	*
Borman, Casey J.	5,000	*
Boston Partners Asset Management, LLC(4)	536,115	*
Bradley J. Hausfeld-IRA	400	*
Brady Retirement Fund L.P.	27,500	*
Brunswick Master Pension Trust	23,600	*
Bushman, Teresa G.(7)	137,170	*
Calm Waters Partnership	201,500	*
Campbell, Thomas M.(3)	46,932	*
Canyon Capital Balanced Equity Master Fund, Ltd(4)	71,429	*
Canyon Value Realization Fund (Cayman) Ltd.(4)	500,000	*
Canyon Value Realization Fund L.P.(4)	121,428	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Canyon Value Realization MAC- 18 Ltd(4)	7,143	*
Cap Fund, L.P.	185,619	*
Carmine and Wendy Guerro Living Trust-U/ A DTD 7/31/2000-C Guerro and W Guerro, TTEES	1,080	*
Carmine Guerro-IRA Rollover	2,090	*
Carol D. Shellabarger Green-Revocable Trust DTD 4/21/00-Carol Downing Green TTEE	890	*
Carol Downing Green-IRA	470	*
Carol V. Hicks-Personal Portfolio	30	*
Carter, Debra R.(3)	5,441	*
Castle Rock Fund Ltd	126,800	*
Castlerock Partners II, L.P.	15,800	*
Castlerock Partners, L.P.	392,000	*
Catalyst Fund Offshore Ltd.	6,434	*
Caxton International Limited(4)	714,200	*
Ceisel, Charles B	1,500	*
Chamberlain Investments Ltd.	18,794	*
Charles L. & Miriam L. Bechtel-Joint Personal Portfolio	450	*
Cheyne Special Situations Fund LP	757,000	*
Chimermine, Lawrence	2,000	*
Christine Hausfeld-IRA	160	*
Christopher M. Ruff-IRA Rollover	200	*
Cindu International Pension Fund	2,900	*
Citi Canyon Ltd.(4)	7,143	*
Clam Partners, LLC	70,000	*
Clark Manufacturing Co.-Pension Plan DTD 5/16/1998-John A. Barron TTEE	180	*
Clark Manufacturing Co.-PSP DTD 5/16/98-John A. Barron TTEE	360	*
Concentrated Alpha Partners, L.P.	185,619	*
Congress Ann Hazel-IRA	590	*
Cynthia Mollica Barron-Personal Portfolio	150	*
David Keith Ray-IRA	940	*
David M. Morad Jr.-IRA Rollover	2,800	*
David R. Kremer Revocable Living Trust-DTD 5/7/1996-David R. Kremer & Ruth E. Kremer, TTEES	1,230	*
Davis, John L.(3)	17,005	*
DB AG London(4)	53,571	*
Deanne W. Joseph-IRA Rollover	370	*
Deephaven Event Trading Ltd.(4)	1,176,135	1.36%
Deephaven Growth Opportunities Trading Ltd.(4)	481,770	*
Delaware Street Capital Master Fund, L.P.	1,210,750	1.40%
Dickerson, Estelle E.(3)	7,935	*
Dinger, Blaine E.(3)	17,005	*
Dominguez, Melissa D.(3)	3,173	*
Don A. Keasel and Judith Keasel-JTWROS	120	*
Don Keasel-IRA Rollover	810	*
Donald G. Tekamp Revocable Trust-DTD 8/16/2000-Donald G. Tekamp TTEE	1,460	*
Donald L. and Edythe Aukeman-Joint Personal Portfolio	400	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Donald L. Aukerman-IRA	620	*
Donna M. Ruff-IRA Rollover	80	*
Dorothy W. Savage-Kemp-IRA	440	*
Dorothy W. Savage-Kemp-TOD	820	*
Douglas & Melissa Marchal-Joint Personal Portfolio	290	*
Dr. Donald H. Nguyen & Lynn A. Buffington-JTWROS	540	*
Dr. Juan M. Palomar-IRA Rollover	1,520	*
Drake Associates, L.P.	53,929	*
Duke, James A.(3)	10,203	*
Edenworld International Ltd.	9,636	*
Edison Sources Ltd.	33,600	*
Edward W. Eppley-IRA — SEP	600	*
Edwards, Susan R.(3)	5,895	*
Edythe M. Aukeman-IRA	140	*
Elaine S. Berman Trust-DTD 6/30/95-Elaine S. Berman TTEE	550	*
Elaine S. Berman-Inherited IRA-Beneficiary of Freda Levine	460	*
Elaine S. Berman-SEP-IRA	540	*
Electrical Workers Pension Funds Part A	1,855	*
Electrical Workers Pension Funds Part B	1,335	*
Electrical Workers Pension Funds Part C	645	*
Emerson Electric Company	32,300	*
Emerson Partners	60,000	*
Emerson, J. Steven	200,000	*
Emerson, J. Steven IRA R/ O II	740,000	*
Emerson, J. Steven Roth IRA	400,000	*
Empyrean Capital Fund	96,250	*
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	18,462	*
Empyrean Capital Overseas Fund, Ltd.	160,288	*
Endeavor Asset Management	20,000	*
Ernst Enterprises-Deferred Compensation DTD 05/20/90-fbo Mark Van de Grift	1,360	*
Evan L. Julber-IRA	9,000	*
Excelsior Value and Restructuring Fund	1,500,000	1.74%
Farallon Capital Institutional Partners II, L.P.	5,400	*
Farallon Capital Institutional Partners III, L.P.	6,400	*
Farallon Capital Institutional Partners, L.P.	65,600	*
Farallon Capital Offshore Investors, Inc.	124,006	*
Farallon Capital Offshore Investors II, L.P.	61,994	*
Farallon Capital Partners, L.P.	99,086	*
Farvane Limited	2,617	*
FBO Marjorie G. Kasch-U/ A/ D 3/21/80-Thomas A. Holton TTEE	700	*
Fidelity Contrafund(5)	1,847,200	2.14%
Fidelity Management Trust Company on behalf of accounts managed by it(6)	4,400	*
Fidelity Puritan Trust: Fidelity Balanced Fund(5)	516,300	*
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund(5)	1,831,700	2.12%
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(5)	75,000	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Fidelity Securities Fund: Fidelity Small Cap Value Fund(5)	200,000	*
Fisher, William F.(3)	56,682	*
Flagg Street Offshore, LP	103,538	*
Flagg Street Partners LP	34,345	*
Flagg Street Partners Qualified LP	37,117	*
Fleet Maritime, Inc.	33,139	*
Folksam	35,000	*
Fondo America	40,000	*
Fondo Attivo	17,000	*
Fondo Trading	55,000	*
Fort Mason Master, L.P.	501,829	*
Fort Mason Partners, L.P.	33,171	*
Framtidsfonden	25,000	*
Gallatin, Ronald	25,000	*
Gary M. Youra, M.D.-IRA Rollover	2,060	*
Geary Partners	95,000	*
George Hicks-Personal Portfolio	860	*
George & Carol V. Hicks Joint Personal Portfolio	30	*
Gerald Allen-IRA	420	*
Gerald E. & Deanne W. Joseph-Combined Portfolio	1,180	*
Gerald J. Allen-Personal Portfolio	3,580	*
GLG Market Neutral Fund	178,570	*
GLG North American Opportunity Fund	850,000	*
Global Capital Ltd.	20,000	*
GMI Master Retirement Trust	33,395	*
Goins, Rebecca L.(3)	5,441	*
Goldman Sachs & Co., Inc.(4)	317,756	*
Goldstein, Robert B. & Candy K	4,000	*
Gracie Capital International	75,000	*
Gracie Capital LP	150,000	*
Greek, Cathy & Frank	3,900	*
Gregory A. & Bibi A. Reber-Joint Personal Portfolio	580	*
Gregory J. Thomas-IRA—SEP	370	*
Grelsamer, Philippe	2,500	*
Gruber & McBaine International	15,140	*
Guggenheim Portfolio Company LLC	40,000	*
Guggenheim Portfolio Company XII LLC	35,700	*
H. Joseph & Rosemary Wood-Joint Personal Portfolio	880	*
Hagan, Dawn E.(3)	5,895	*
Hancock, David H	13,300	*
Hansen, Judd A.(7)	158,709	*
Harbor Advisors, LLC FBO Butterfield Bermuda General Account	20,000	*
Harold & Congress Hazel Trust-U/ A DTD 4/21/1991-Congress Ann Hazel, TTEE	740	*
Harold A. & Lois M. Ferguson-Joint Personal Portfolio	1,040	*
Hartley, Steven C.(3)	2,267	*
HCM Energy Holdings LLC	78,571	*
HedgEnergy Master Fund LP	120,000	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

HFR HE Systematic Master Trust	28,500	*
Highbridge Event Driven/ Relative Value Fund, L.P.(4)	98,702	*
Highbridge Event Driven/ Relative Value Fund, Ltd(4)	760,441	*
Highbridge International LLC(4)	671,428	*
Highland Equity Focus Fund, LP	70,000	*
Highland Equity Fund, LP	30,000	*
HSBC Guyerzeller Trust Company	12,630	*
Hsien-Ming Meng-IRA Rollover	990	*
Idnani, Rajesh	7,500	*
Institutional Benchmarks Master Fund, Ltd(4)	7,143	*
Ironman Energy Capital, L.P.	70,000	*
James R. Goldstein-Personal Portfolio	570	*
Jan Munroe Trust(4)	10,000	*
Janice S. Hamon-Personal Portfolio	410	*
Jeannine E. Philpot-Personal Portfolio	820	*
JMG Capital Partners, LP	125,000	*
JMG Triton Offshore Fund Ltd	125,000	*
John & Betty Eubel-Combined Portfolio	5,100	*
John & Lisa O’Neil-Joint Personal Portfolio	1,290	*
John A. Barron-IRA Rollover	2,300	*
John A. Barron-Personal Portfolio	170	*
John A. Barron-Personal Portfolio	390	*
John B. Maynard Jr.-Irrevocable Trust U/ A DTD 12/12/93-John B. Maynard Sr., TTEE	320	*
John C. & Sarah L. Kunesh-JTWROS	610	*
John F. Carroll-IRA—SEP	130	*
John H. Lienesch-IRA	2,080	*
John Hancock Funds II	37,240	*
John Hancock Trust	41,800	*
John M. Walsh, Jr.-IRA Rollover	980	*
John O’Meara-IRA Rollover	400	*
John T. Dahm-IRA	1,870	*
Johnson, Richard J.	10,000	*
Johnson Revocable Living Trust	10,000	*
Jon D. and Linda W. Gruber Trust	15,100	*
Jon R. Yenor-IRA Rollover	910	*
Jon R. Yenor & Caroline L. Breckner-Joint Tenants	1,230	*
Joseph D. Maloney-Personal Portfolio	810	*
Joseph F. & Mary K. Scullion-Combined Portfolio	1,400	*
Josey, Scott D.(7)	680,181	*
Judith Keasel-IRA Rollover	340	*
Julber, Evan L	4,000	*
Kandythe J. Miller-Combined Portfolio	850	*
Kathleen J. Lienesch Family Trust-DTD 2/2/00-Kathleen J. Lienesch TTEE	1,500	*
Kathleen J. Lienesch-IRA	240	*
Kathryn A. Leeper-Revocable Living Trust DTD 06/29/95-Kathryn A. Leeper, TTEE	540	*
Keith L. Aukeman-IRA Rollover	1,600	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Kenneth E. Shelton-IRA Rollover	820	*
Kettering Anesthesia Associates-Profit Sharing Plan-FBO David J. Pappenfus	1,230	*
Kevin E. Slattery-Trust B DTD 5/17/99-De Ette Rae Hart TTEE	1,270	*
Kirby C. Leeper-IRA Rollover	590	*
Koehler, Anne C.(3)	14,737	*
Lagunitas Partners LP	69,760	*
Lamb Partners LP	165,600	*
Lanza III, Nick(3)	7,935	*
Larry & Marilyn Lehman-Combined Portfolio	1,600	*
Lawrence J. Harmon Trust A-DTD 1/29/2001-G Harmon & T Harmon & H Wall TTEES	680	*
Leo K. & Katherine H. Wingate-Joint Personal Portfolio	580	*
Lester J. & Susan A. Chamock-JTWROS	2,140	*
Lester, Ricky G.(7)	30,608	*
Linda M. Meister-Personal Portfolio	1,000	*
LJB Inc. Savings Plan & Trust-U/ A DTD 1/1/1985 FBO T. Beach-Stephen D. Williams TTEE	490	*
Loegering, Cory L.(7)	124,700	*
Long, Annette R.(3)	7,482	*
Loyola University Employee’s Retirement Plan Trust	8,400	*
Loyola University of Chicago Endowment Fund	8,450	*
MA Deep Event, Ltd.(4)	114,095	*
Magnetar Capital Master Fund, L.P.	90,000	*
Margaret S. Adam Revocable TRUST-DTD 4/10/02-Margaret S. Adam, TTEE	360	*
Marily E. Lipson-IRA	140	*
Marilyn E. Lehman-IRA Rollover	1,600	*
Martha S. Senklw-Revocable Living Trust DTD 11/02/98-Martha S. Senkiw, TTEE	240	*
Martin J. Grunder, Jr.-IRA—SEP	450	*
Marvin E. Nevins-Personal Portfolio	920	*
Mary Ellen Kremer Living Trust-U/ A DTD 01/27/1998-Mary Ellen Kremer TTEE	1,100	*
Mary K. Scullion-IRA	1,400	*
Maureen K. Aukeman-Personal Portfolio	190	*
Maureen K. Aukerman-IRA Rollover	880	*
McClung, Emily R.(3)	9,069	*
McCullough, Michael C.(3)	19,272	*
Melendrez, Jesus G.(7)	137,170	*
Melodee Ruffo-Combined Portfolio	720	*
Metal Trades	4,500	*
Miami Valleo Cardiologists, Inc.-Profit Sharing Plan
Trust-EBS Small Cap	6,800	*
Miami Valley Cardiologists, Inc.-Profit Sharing Plan Trust-EBS Equity 100	10,060	*
Michael & Marilyn E. Lipson-JTWROS	290	*
Michael A. Houser & H. Stephen Wargo-JTWROS	270	*
Michael F. & Renee D. Ciferri-Joint Personal Portfolio	700	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Michael G. & Dara L. Bradshaw-Combined Portfolio	1,440	*
Michael G. Lunsford-IRA	640	*
Michael J. Suttman-Personal Portfolio	620	*
Michael Lipson-IRA	190	*
Milo Noble-Personal Portfolio	3,690	*
Minnesota Mining & Manufacturing Company	184,300	*
Molohon, Richard A.(3)	56,682	*
Monte R. Black-Personal Portfolio	5,380	*
Morgan Stanley & Co. Incorporated(4)	500,000	*
Muellenberg, Jerry L.(3)	6,802	*
Mulholland Fund, L.P.	13,800	*
Munder Micro-Cap Equity Fund(4)	144,000	*
Neal L. & Kandythe J. Miller-Joint Personal Portfolio	560	*
Neal L. Miller-IRA Rollover	270	*
Neelam Idnani Julian	7,500	*
Nemeth, Denise A.(3)	13,604	*
Northwestern Mutual Life Insurance(4)	1,775,714	2.06%
Ospraie Portfolio Ltd	1,100,000	1.28%
OZ Master Fund, Ltd.	527,464	*
Pam Graeser-Personal Portfolio	430	*
Parsons, Thomas B.	1,000	*
Passport Master Fund, LP	224,000	*
Passport Master Fund II, LP	176,000	*
Patricia A. Kremer Revocable Trust -DTD 4/29/04-Donald G. Kremer, TTEE	1,250	*
Patricia Meyer Dorn-Personal Portfolio	2,800	*
Paul R. & Dina E. Cmkovich-Joint Personal Portfolio	4,750	*
Paul S. & Cynthia J. Guthrie-Joint Personal Portfolio	1,530	*
Paul S. Guthrie-IRA	130	*
Paul W. Nordt III-IRA Rollover	80	*
Paul W. Nordt III-IRA Rollover—401(k)	1,390	*
Peck Family Investments, Ltd.	1,090	*
Peter & Noreen McInnes-Combined Portfolio	8,800	*
Peter D. Senkiw-Revocable Living Trust DTD 11/02/98-Peter D. Senkiw, TTEE	320	*
Peter R. Newman-IRA Rollover	2,430	*
Philip M. Haisley-IRA Rollover	330	*
Plemons, Melanie O.(3)	6,802	*
Polasek, Dalton F.(7)	308,349	*
Poole, Richard A.(3)	9,069	*
Precept Capital Master Fund, G.P.	20,000	*
Presidio Partners	127,500	*
Prism Partners I, L.P.	114,782	*
Prism Partners II Offshore Fund	42,857	*
Prism Partners III Leveraged L.P.	137,738	*
Prism Partners IV Leveraged Offshore Fund	160,694	*
Producers-Writers Guild of America	11,700	*
Rae, Rita-Roxanne R.(3)	9,069	*
Raymond W. Lane-Personal Portfolio	1,700	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Raytheon Company Combined DB/ DC Master Trust	23,000	*
Raytheon Master Pension Trust	96,100	*
Rebecca A. Nelson-IRA Rollover	1,200	*
Reed, Sammy D.(3)	13,604	*
Renee D. Ciferri-IRA Rollover	410	*
Richard D. Smith-Combined Portfolio	1,300	*
Richard H. LeSourd, Jr.-IRA—SEP	1,200	*
Richard, Karen A.(3)	9,069	*
Robert A. Riley Beneficiary-Inherited IRA	1,390	*
Robert A. Riley-Revocable Family Trust DTD 5/8/97-Robert A. Riley TTEE	380	*
Robert F. Mays Trust-DTD 12/7/95-Robert F. Mays TTEE	1,470	*
Robert N. Sturwold-Personal Portfolio	520	*
Robert W. Lowry-Personal Portfolio	2,020	*
Ronald Lee Devore MD & Duneen Lynn Devore-JTWROS	270	*
Rosemary Winner Wood-IRA	650	*
Russell, Gregory D.(3)	1,134	*
Ruth E. Kremer Revocable Living Trust-DTD 5/7/96-David R. Kremer & Ruth E. Kremer, TTEES	830	*
SAB Capital Partners, L.P.	1,098,083	1.27%
SAB Overseas Master Fund, L.P.	1,157,617	1.34%
Sandra E. Nischwitz-Personal Portfolio	1,240	*
Savannah International Longshoremen’s Association Employers Pension Trust	10,200	*
Seneca Capital International Ltd	446,200	*
Seneca Capital LP	215,400	*
Seneca Capital II LP	1,100	*
Settegast, Cynthia L.(3)	7,482	*
SF Capital Partners Ltd(4)	224,500	*
Sharon A. Lowry-IRA-Robert W. Lowry, POA	1,560	*
Sisters of St. Joseph Carondelet	4,700	*
Slovin, Bruce	10,000	*
Sniper Fund	3,300	*
Sound Energy Capital Offshore Fund, Ltd.	41,900	*
Soundpost Capital, LP	9,000	*
Soundpost Partners, LP	9,000	*
Southport Energy Plus Offshore Fund, Inc.	139,300	*
Southport Energy Plus Partners L.P.	318,800	*
Sprain, Janet E.(3)	8,389	*
Spring Street Partners L.P.	40,000	*
SRI Fund, L.P.	22,856	*
Stanley J. Katz-IRA	350	*
State Street Research Energy & Natural Resources Hedge Fund LLC	147,300	*
Steamfitters	1,745	*
Steven & Victoria Conover-Joint Personal Portfolio	470	*
Steven M. Rebecca A. Nelson-Combined Portfolio	1,200	*
Susan J. Gagnon-Revocable Living Trust UA 8/30/95-Susan J. Gagnon TTEE	2,100	*
Talkot Fund, L.P.	40,000	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

Tanya P. Hrinyo Pavlina-Revocable Trust DTD 11/21/95-Tanya P. Hrinyo Pavlina TTEE	1,200	*
Tetra Capital Partners, LP	8,000	*
The Anderson Family-Revocable Trust, DTD 09/23/02-J. Kendall & Tamera L. Anderson, TTEES	1,740	*
The Catalyst Fund Offshore, Ltd.	3,242	*
The Charles T. Walsh Trust-DTD 12/6/2000-Charles T
Walsh TTEE	2,500	*
The Edward W. & Frances L. Eppley-Combined Portfolio	600	*
The Foursquare Foundation(4)	4,200	*
The Johnson Irrevocable Living Trust DTD May 1998	10,000	*
The Killen Family Revocable Living Trust DTD 4/27/2004 Terry L. Killen and/or Esther H. Killen	1,560	*
The Louis J. Thomas-Irrevocable Trust DTD 12/6/2000-Gregory J. Thomas, TTEE	530	*
Thomas L. Hausfeld-IRA	250	*
Thomas V. & Charlotte E. Moon Family Trust-Joint Personal Trust	740	*
Timothy A. Pazyniak-IRA Rollover	2,830	*
Timothy J. and Karen A. Beach-JTWROS	460	*
Tinicum Partners, L.P.	1,800	*
TNM Investments LTD-Partnership	310	*
Touradji Global Resources Master Fund, Ltd.	497,000	*
Town of Darien Employee Pension	3,300	*
Town of Darien Police Pension	2,900	*
TPG-Axon Partners (Offshore), Ltd	768,783	*
TPG-Axon Partners, LP	495,017	*
Treaty Oak Ironwood	74,295	*
Treaty Oak Master Fund	59,235	*
Tumbleston-JTWROS	1,890	*
Turnberry Asset Management	10,000	*
United Capital Management	17,000	*
University of Richmond Endowment Fund	10,400	*
University of Southern California Endowment Fund	23,000	*
Van den Bold, Michiel C.(7)	226,727	*
Variable Insurance Products Fund II: Contrafund Portfolio(2)	527,600	*
Verizon	122,700	*
Verle McGillivray-IRA Rollover	680	*
Victoire Finance et Aestion BV	35,714	*
Virginia & Edward O’Neil JTWROS	1,650	*
Walter A. Mauck-IRA Rollover	870	*
Warren Foundation	25,000	*
Wildlife Conservation Society	5,800	*
William J. Turner Revocable Living Trust-DTD 05/20/98 Schwab Account-William J. Turner, TTEE	570	*
William U. Warren Fund K	25,000	*
Wooster Capital, LP	33,500	*
Wooster Offshore Fund, Ltd.	70,000	*
York Capital Management, L.P.	119,058	*
York Credit Opportunities Fund L.P.	97,046	*

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding

York Global Value Partners, L.P.	122,363	*
York Investment Limited	528,684	*
York Select Unit Trust	103,376	*
York Select, L.P.	124,473	*
Yvette Van de Grift-Personal Portfolio	220	*
Zelin, Leonard IRA	40,000	*

*	Less than 1%.

(1)	Following our merger in March 2004, but prior to our private equity placement in March 2005, MEI Acquisitions Holdings, LLC, an affiliate of ACON E&P, LLC, was our sole stockholder. At the time of the private equity placement, MEI Acquisitions Holdings, LLC was managed by a board of managers consisting of four of our directors, Messrs. Ginns, Aronson, Lapeyre and Leuschen and two of our former directors, Messrs. Beard and Lancaster. See “Certain Transactions with Affiliates and Management.”

(2)	The shares beneficially owned by ACON Investments LLC are held by MEI Investment Holdings, LLC. See “Certain Transactions with Affiliates and Management” in Mariner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference herein.

(3)	Employee of Mariner.

(4)	Broker-dealer or an affiliate of a broker-dealer.

(5)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,997,800 shares of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6)	Shares indicated as owned by the entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 4,400 shares of the common stock of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 4,400 shares and sole power to vote or to direct the voting of 4,400 shares of common stock owned by the institutional account(s) as reported above.

(7)	Executive officer of Mariner.

PLAN OF DISTRIBUTION
      We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Registration Rights Agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.
      The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
      The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
      In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The maximum amount of compensation to be received by any participating NASD member will not exceed 8% of the total proceeds of the offering.
      Our common stock is listed on the New York Stock Exchange under the symbol “ME.” However, we can give no assurances as to the development of liquidity or any trading market for the common stock.
      There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
      The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
      We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.
      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

DESCRIPTION OF CAPITAL STOCK
      The authorized capital stock of Mariner consists of 180 million shares of common stock, par value of $.0001 each, and 20 million shares of preferred stock, par value of $.0001 each.
      The following summary of the capital stock and certificate of incorporation and bylaws of Mariner does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.
Common Stock
      As of August 7, 2006, there were a total of 86,233,725 shares of our common stock issued and outstanding. Our board of directors has reserved 6,500,000 shares for issuance as restricted stock or upon the exercise of stock options granted or that may be granted under our Amended and Restated Stock Incentive Plan, as amended, approximately 4,959,345 of which, as of August 7, 2006, remained available for grant as restricted stock or subject to options. In addition, our board of directors reserved 156,626 shares of common stock for issuance upon exercise of options granted to certain former employees of Forest or Forest Energy Resources that became employees of Mariner Energy Resources, Inc. in connection with the Forest Energy Resources merger (“Rollover Options”). These options are governed by nonstatutory stock option agreements with Mariner Energy, Inc. and are not covered by its Amended and Restated Stock Incentive Plan, as amended. As a result of forfeitures due to employment terminations, the maximum number of shares of common stock that could be subject to Rollover Options is 109,256 as of August 7, 2006. Holders of our common or restricted stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation requires approval of 80% of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See “— Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws”.
      Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Liability and Indemnification of Officers and Directors
      Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and bylaws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

Preferred Stock
      Our certificate of incorporation authorizes the issuance of up to 20 million shares of preferred stock and no preferred shares are outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.
      Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, Mariner may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

General
      Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board
      Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Filling Board of Directors Vacancies; Removal
      Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent
      Our certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.

Call of Special Meetings
      Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
      Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to Mariner’s stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of stockholders, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting
      The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.

Authorized but Unissued Shares
      Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Mariner by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Opportunity Statute
      As permitted by Section 122(17) of the Delaware General Corporation Law, our certificate of incorporation provides that Mariner renounces any interest or expectancy in any business opportunity or transaction in which any of our original institutional investors or their affiliates participate or seek to participate. Nothing contained in our certificate of incorporation, however, is intended to change any obligation or duty that a director may have with respect to confidential information of Mariner or prohibit Mariner from pursuing any corporate opportunity.

Amendments to our Certificate of Incorporation and Bylaws
      Pursuant to the Delaware General Corporation Law and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

      Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our certificate of incorporation also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute
      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets.
Transfer Agent and Registrar
      Our transfer agent and registrar for our common stock is The Continental Stock Transfer & Trust Company.

REGISTRATION RIGHTS
      We entered into a registration rights agreement in connection with our private equity placement in March 2005. In the registration rights agreement we agreed, for the benefit of FBR, the purchasers of our common stock in the private equity placement, MEI Acquisitions Holdings, LLC and holders of the common stock issued under our Equity Participation Plan, as amended, or Amended and Restated Stock Incentive Plan, as amended, that we will, at our expense:

•	file with the SEC (which occurs pursuant to the filing of the shelf registration statement of which this prospectus is a part), within 210 days after the closing date of the private equity placement, a registration statement (a “shelf registration statement”);

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing;

•	continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

•	the sale of all of the shares of common stock covered by the shelf registration statement pursuant to a registration statement;

•	the sale, transfer or other disposition of all of the shares of common stock covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

•	such time as all of the shares of our common stock sold in this offering and covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

•	the shares have been sold to us or any of our subsidiaries; or

•	the second anniversary of the initial effective date of the shelf registration statement.
      We have filed the registration statement of which this prospectus is a part to satisfy our obligations under the registration rights agreement with respect to common stock issued in the private equity placement and under our Equity Participation Plan, as amended. We have filed a Form S-8 registration statement to cover shares of our common stock issuable under our Amended and Restated Stock Incentive Plan, as amended.
      Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the shelf registration statement of which this is a part (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering;

•	a majority of our board of directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•	a majority of our board of directors, in good faith, determines, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under

Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

      The cumulative blackout periods in any 12 month period commencing on the closing of the private equity placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring it effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.
      In addition to this limited ability to suspend use of the shelf registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which the registration statement of which this prospectus is a part is declared effective, we will be required to amend or supplement the shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.
      A holder that sells our common stock pursuant to the shelf registration statement will be required to be named as a selling stockholder in this prospectus, as it may be amended or supplemented from time to time, and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock must deliver information to be used in connection with the shelf registration statement in order to have such holder’s shares of our common stock included in the shelf registration statement.
      Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is a part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.
      We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the New York Stock Exchange, American Stock Exchange or The Nasdaq National Market (as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange.

EXPERTS
      The consolidated financial statements of Mariner Energy, Inc. as of December 31, 2005, December 31, 2004 (Post-2004 Merger), December 31, 2003 (Pre-2004 Merger) and for the period from January 1, 2004 through March 2, 2004 (Pre-2004 Merger), for the period from March 3, 2004 through December 31, 2004 (Post-2004 Merger), and for each of the two years in the period ended December 31, 2003 incorporated by reference into this prospectus from Mariner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for asset retirement obligations in 2003, and the merger of Mariner Energy, Inc.’s parent company on March 2, 2004) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of such firm as experts in accounting and auditing.
      The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2003, 2004 and 2005 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.
LEGAL MATTERS
      The validity of the shares of Mariner common stock offered pursuant to this prospectus will be passed upon by Baker Botts L.L.P.

GLOSSARY OF OIL AND NATURAL GAS TERMS
      The following is a description of the meanings of some of the oil and gas industry terms used in this prospectus. The definitions of proved developed reserves, proved reserves and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definitions of those terms can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      3-D seismic. (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two dimensional seismic data.
      Appraisal well. A well drilled several spacing locations away from a producing well to determine the boundaries or extent of a productive formation and to establish the existence of additional reserves.
      bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.
      Bcf. Billion cubic feet of natural gas.
      Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      Block. A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams issued by a state bordering on the Gulf of Mexico.
      Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
      Completion. The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.
      Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.
      Deep shelf well. A well drilled on the outer continental shelf to subsurface depths greater than 15,000 feet.
      Deepwater. Depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).
      Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.
      Development well. A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.
      Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
      Dry hole costs. Costs incurred in drilling a well, assuming a well is not successful, including plugging and abandonment costs.
      Exploitation. Ordinarily considered to be a form of development within a known reservoir.
      Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.
      Farm-in or farm-out. An agreement under which the owner of a working interest in an oil or gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”
      Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
      Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.
      Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.
      Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.
      Mcf. Thousand cubic feet of natural gas.
      Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      MMBls. Million barrels of crude oil or other liquid hydrocarbons.
      MMBtu. Million British Thermal Units.
      MMcf. Million cubic feet of natural gas.
      MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      Net acres or net wells. The sum of the fractional working interests owned in gross acres or wells, as the case may be.
      Net revenue interest. An interest in all oil and natural gas produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and any other burdens to which the person’s interest is subject.
      Payout. Generally refers to the recovery by the incurring party to an agreement of its costs of drilling, completing, equipping and operating a well before another party’s participation in the benefits of the well commences or is increased to a new level.
      PV10 or present value of estimated future net revenues. An estimate of the present value of the estimated future net revenues from proved oil and gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.
      Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
      Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

      Proved developed non-producing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.
      Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market.
      Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. This definition of proved undeveloped reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.
      Shelf. Areas in the Gulf of Mexico with depths less than 1,300 feet. Our shelf area and operations also includes a small amount of properties and operations in the onshore and bay areas of the Gulf Coast.
      Subsea tieback. A method of completing a productive well by connecting its wellhead equipment located on the sea floor by means of control umbilical and flow lines to an existing production platform located in the vicinity.
      Subsea trees. Wellhead equipment installed on the ocean floor.
      Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.
      Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

35,615,400 Shares
of
Common Stock

Prospectus
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth estimates of all expenses payable by the registrant in connection with the sale of common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC registration fee	$60,000
NASD filing fee	50,000
Listing fee	5,000
Legal fees and expenses	970,000
Printer fees	247,000
Transfer agent fees	18,000
Blue sky fees and expenses	19,000
Accounting fees and expenses	365,000
Miscellaneous	170,000

Total	$1,904,000

Item 14.	Indemnification of Officers and Directors.
      Our second amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporate Law (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our charter, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
      Our charter also contains indemnification rights for our directors and our officers. Specifically, the charter provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

      We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.
      We have entered into written indemnification agreements with our directors and executive officers. Under these agreements if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
      The registration rights agreement and purchase/placement agent agreement we entered into in connection with our earlier financings provide for the indemnification by the investors in those financings of our officers and directors for certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.
      In the last three years, we have sold and issued the following unregistered securities:

1. On March 11, 2005, we issued 16,350,000 shares of our common stock in consideration of $212,877,000 before expenses to qualified institutional buyers, non-U.S. persons and accredited investors in transactions exempt from registration under Section 4(2) of the Securities Act. We paid Friedman, Billings, Ramsey & Co., Inc., who acted as placement agent in this transaction, $16,023,000 in discounts and placement fees. A selling stockholder in the offering paid an additional $10,035,200 in discounts and placement fees to Friedman, Billings, Ramsey & Co., Inc.

2. On March 11, 2005, we issued 2,267,270 shares of restricted common stock to employees pursuant to our Equity Participation Plan. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Rule 701.

3. We issued options to purchase 787,360, 1,200, 5,400, 5,000 9,000 and 1,040 shares of our common stock to employees and directors pursuant to our Stock Incentive Plan on March 11, 2005, May 16, 2005, July 18, 2005, July 25, 2005, August 11, 2005 and September 19, 2005, respectively. The issue of those options was exempt from the registration requirements of the Securities Act pursuant to Rule 701.

4. On March 2, 2004, we issued 29,748,130 shares of our common stock in connection with a merger of our former parent, Mariner Energy LLC, into MEI Acquisitions Holdings, LLC. The issue of those shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc.
2	.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc., and MEI Sub, Inc. amending the transaction agreements.
2	.3**	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed March 3, 2006).
2	.4**	Letter Agreement, dated April 12, 2006, among Forest Oil Corporation, Mariner Energy Resources, Inc. and Mariner Energy, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on April 13, 2006).
3	.1**	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended (incorporated by reference to Exhibit 3.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).

Exhibit
Number		Description of Document

3	.2**	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
4	.1*	Registration Rights Agreement among Mariner Energy, Inc. and each of the investors identified therein, dated March 11, 2005.
4	.2*	Specimen Common Stock Certificate.
4	.3**	Indenture, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 25, 2006).
4	.4**	Exchange and Registration Rights Agreement, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and the initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to Mariner’s Form 8-K filed on April 25, 2006).
5	.1*	Opinion of Baker Botts L.L.P. regarding legality of securities being issued.
10	.1**	Amended and Restated Credit Agreement, dated as March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders Party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and Issuing Lender (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on March 3, 2006).
10	.2*	Form of Indemnification Agreement between Mariner Energy, Inc. and each of its directors and officers.
10	.3**	Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, effective as of March 2 , 2006 (incorporated by reference to Exhibit 10.7 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
10	.4*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Stock Incentive Plan for employees without employment agreements.
10	.5*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Stock Incentive Plan for employees with employment agreements.
10	.6*	Mariner Energy, Inc. Equity Participation Plan, effective March 11, 2005.
10	.7*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees with employment agreements.
10	.8*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees without employment agreements.
10	.9*	Employment Agreement by and between Mariner Energy, Inc. and Scott D. Josey, dated February 7, 2005.
10	.10*	Employment Agreement by and between Mariner Energy, Inc. and Dalton F. Polasek, dated February 7, 2005.
10	.11*	Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated February 7, 2005.
10	.12*	Employment Agreement by and between Mariner Energy, Inc. and Judd Hansen, dated February 7, 2005.
10	.13*	Employment Agreement by and between Mariner Energy, Inc. and Teresa Bushman, dated February 7, 2005.
10	.14**	Form of Nonstatutory Stock Option Agreement for certain employees of Mariner Energy, Inc. or Mariner Energy Resources, Inc. who formerly held unvested options issued by Forest Oil Corporation (incorporated by reference to Exhibit 4.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).
10	.15*	Employment Agreement by and between Mariner Energy, Inc. and Ricky G. Lester, dated February 7, 2005.
10	.16**	First Amendment to Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).

Exhibit
Number		Description of Document

10	.17**	First Amendment to Mariner Energy, Inc. Equity Participation Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.22 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).
10	.18**	Amendment No. 1 and Consent, dated as of April 7, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 13, 2006).
10	.19**	Purchase Agreement, dated as of April 19, 2006, among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Resources, Inc., Mariner Energy Texas LP and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to Mariner’s Form 8-K filed on April 25, 2006).
10	.20**	Form of Restricted Stock Agreement (directors) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.21**	Form of Restricted Stock Agreement (employee with employment agreement) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.22**	Form of Restricted Stock Agreement (employee without employment agreement) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.6 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.23**	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.1 to Mariner’s current report on Form 8-K filed on June 9, 2006).
10	.24**	Second Amended and Restated Employment Agreement by and among Mariner Energy, Inc., Mariner Energy Resources, Inc. and Judd Hansen, dated June 8, 2006 (incorporated by reference to Exhibit 10.2 to Mariner’s current report on Form 8-K filed on June 9, 2006).
10	.25**	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Teresa G. Bushman, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.3 to Mariner’s current report on Form 8-K filed on June 9, 2006).
21	*	List of subsidiaries (incorporated by reference to Exhibit 21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of KPMG LLP.
23.3		Consent of Ryder Scott Company, L.P.
23	.4*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24	*	Power of Attorney.

*	Previously filed.

**	Incorporated by reference as indicated.
Item 17.     Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933, as amended;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10, 2006.

Mariner Energy, Inc.

By: /s/ Scott D. Josey
Name: Scott D. Josey

Title:	Chairman of the Board, Chief Executive

Officer and President

Signature		Title

/s/ Scott D. Josey Scott D. Josey		Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer), and Director

/s/ Rick G. Lester Rick G. Lester		Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Bernard Aronson		Director

* Alan R. Crain, Jr.		Director

* Jonathan Ginns		Director

* John F. Greene		Director

* H. Clayton Peterson		Director

* John L. Schwager		Director

*By:	/s/ Scott D. Josey Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc.
2	.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc., and MEI Sub, Inc. amending the transaction agreements.
2	.3**	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed March 3, 2006).
2	.4**	Letter Agreement, dated April 12, 2006, among Forest Oil Corporation, Mariner Energy Resources, Inc. and Mariner Energy, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on April 13, 2006).
3	.1**	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended (incorporated by reference to Exhibit 3.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).
3	.2**	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
4	.1*	Registration Rights Agreement among Mariner Energy, Inc. and each of the investors identified therein, dated March 11, 2005.
4	.2*	Specimen Common Stock Certificate.
4	.3**	Indenture, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 25, 2006).
4	.4**	Exchange and Registration Rights Agreement, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and the initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to Mariner’s Form 8-K filed on April 25, 2006).
5	.1*	Opinion of Baker Botts L.L.P. regarding legality of securities being issued.
10	.1**	Amended and Restated Credit Agreement, dated as March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders Party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and Issuing Lender (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on March 3, 2006).
10	.2*	Form of Indemnification Agreement between Mariner Energy, Inc. and each of its directors and officers.
10	.3**	Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, effective as of March 2 , 2006 (incorporated by reference to Exhibit 10.7 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
10	.4*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Stock Incentive Plan for employees without employment agreements.
10	.5*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Stock Incentive Plan for employees with employment agreements.
10	.6*	Mariner Energy, Inc. Equity Participation Plan, effective March 11, 2005.
10	.7*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees with employment agreements.
10	.8*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees without employment agreements.

Exhibit
Number		Description of Document

10	.9*	Employment Agreement by and between Mariner Energy, Inc. and Scott D. Josey, dated February 7, 2005.
10	.10*	Employment Agreement by and between Mariner Energy, Inc. and Dalton F. Polasek, dated February 7, 2005.
10	.11*	Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated February 7, 2005.
10	.12*	Employment Agreement by and between Mariner Energy, Inc. and Judd Hansen, dated February 7, 2005.
10	.13*	Employment Agreement by and between Mariner Energy, Inc. and Teresa Bushman, dated February 7, 2005.
10	.14**	Form of Nonstatutory Stock Option Agreement for certain employees of Mariner Energy, Inc. or Mariner Energy Resources, Inc. who formerly held unvested options issued by Forest Oil Corporation (incorporated by reference to Exhibit 4.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).
10	.15*	Employment Agreement by and between Mariner Energy, Inc. and Ricky G. Lester, dated February 7, 2005.
10	.16**	First Amendment to Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).
10	.17**	First Amendment to Mariner Energy, Inc. Equity Participation Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.22 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).
10	.18**	Amendment No. 1 and Consent, dated as of April 7, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 13, 2006).
10	.19**	Purchase Agreement, dated as of April 19, 2006, among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Resources, Inc., Mariner Energy Texas LP and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to Mariner’s Form 8-K filed on April 25, 2006).
10	.20**	Form of Restricted Stock Agreement (directors) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.21**	Form of Restricted Stock Agreement (employee with employment agreement) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.22**	Form of Restricted Stock Agreement (employee without employment agreement) under Mariner Energy, Inc. Amended and Restated Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.6 to Mariner’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 12, 2006).
10	.23**	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.1 to Mariner’s current report on Form 8-K filed on June 9, 2006).

Exhibit
Number		Description of Document

10	.24**	Second Amended and Restated Employment Agreement by and among Mariner Energy, Inc., Mariner Energy Resources, Inc. and Judd Hansen, dated June 8, 2006 (incorporated by reference to Exhibit 10.2 to Mariner’s current report on Form 8-K filed on June 9, 2006).
10	.25**	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Teresa G. Bushman, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.3 to Mariner’s current report on Form 8-K filed on June 9, 2006).
21	*	List of subsidiaries (incorporated by reference to Exhibit 21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of KPMG LLP.
23.3		Consent of Ryder Scott Company, L.P.
23	.4*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24	*	Power of Attorney.

*	Previously filed.

**	Incorporated by reference as indicated.